                                                                    EXHIBIT 99.1

                                     [LOGO]

                                  April 4, 2000



Dear Shareholder:

         On behalf of the board of directors and management of InvestorsBancorp, Inc., we cordially invite you to attend the annual meeting of shareholders to be held at 4:00 p.m. on Thursday, May 25, 2000, at the Country Inn Hotel, 2810 Golf Road, Waukesha, Wisconsin. The accompanying notice of annual meeting of shareholders and proxy statement discuss the business to be conducted at the meeting. A copy of our Form 10-KSB is also in this booklet. At the meeting we shall report on our operations and the outlook for the year ahead.

         Your board of directors has nominated one person to serve as a Class III director, and the nominee is an incumbent director. The board of directors has also selected and recommends that you ratify the appointment of Virchow, Krause & Company LLP to continue as our independent public accountants for the year ending December 31, 2000.

         We recommend that you vote your shares for the director nominee and in favor of the proposal.

         We encourage you to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND, HOWEVER, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTPAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. This will ensure that your shares are represented at the meeting.

         We look forward with pleasure to seeing and visiting with you at the meeting.

                                 Very truly yours,

                                 INVESTORSBANCORP, INC.



                                 George R. Schonath
                                 President and Chief Executive Officer


             W239 N1700 Busse Road - Waukesha, Wisconson 53188-1160
                   Phone (262) 523-1000 - Fax (262) 523-4193

                                     [LOGO]





                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 25, 2000
       -----------------------------------------------------------------

TO THE HOLDERS OF COMMON STOCK OF INVESTORSBANCORP, INC.

         Notice is hereby given that the annual meeting of shareholders of InvestorsBancorp, Inc., will be held at the Country Inn Hotel, 2810 Golf Road, Waukesha, Wisconsin, on Thursday, May 25, 2000 at 4:00 p.m., for the purpose of considering and voting upon the following matters:

1.       the election of one Class III director for a term of three years.

2. the ratification of the appointment of Virchow, Krause & Company LLP as our auditors for the fiscal year ending December 31, 2000.

3. the transaction of such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

         The board of directors is not aware of any other business to come before the meeting. Shareholders of record at the close of business on March 21, 2000, are the shareholders entitled to vote at the meeting and any adjournments or postponements of the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit us time for further solicitation of proxies.


                                 By Order of the Board of Directors



                                 George R. Schonath
                                 President and Chief Executive Officer

Pewaukee, Wisconsin
April 4, 2000

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

             W239 N1700 Busse Road - Waukesha, Wisconson 53188-1160
                   Phone (262) 523-1000 - Fax (262) 523-4193

                                     [LOGO]

                              W239 N1700 Busse Road
                         Waukesha, Wisconsin 53188-1160


                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 25, 2000

         This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of InvestorsBancorp, of proxies to be used at the meeting which will be held at the Country Inn Hotel, 2810 Golf Road, Waukesha, Wisconsin, on Thursday, May 25, 2000 at 4:00 p.m., and all adjournments or postponements of the meeting. The proxy statement and the accompanying notice of meeting and proxy are first being mailed to holders of shares of common stock, par value $.01 per share, on or about April 4, 2000. Certain of the information in the proxy statement relates to InvestorsBank, a Wisconsin chartered bank located in Pewaukee, Wisconsin, our wholly owned subsidiary.

VOTING RIGHTS AND PROXY INFORMATION

         All shares of common stock represented at the meeting by properly executed proxies received prior to or at the meeting, and not revoked, will be voted at the meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the nominees and for adoption of the proposals set forth in this proxy statement. A majority of the shares of the common stock, present in person or represented by proxy and entitled to vote, shall constitute a quorum for purposes of the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum.

         Only holders of record of our common stock at the close of business on March 21, 2000, will be entitled to vote at the meeting and at all adjournments or postponements of the meeting. On March 21, 2000, we had 1,050,000 shares of common stock outstanding. Directors are elected by a plurality of the votes cast in person or by proxy with a quorum present. For all other matters, the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present shall constitute shareholder approval. Abstentions and broker "non-votes" will be considered in determining the presence of a quorum but will not affect the vote required for approval of the election of directors or any proposal.

         We do not know of any matters, other than as described in the notice of meeting, that are to come before the meeting. If any other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

Our board of directors would like to have all shareholders represented at the meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy and return it in the accompanying postpaid return envelope as promptly as possible. A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by:

- duly executing and delivering to our corporate secretary a later dated proxy relating to the same shares prior to the exercise of the proxy,

- filing with our corporate secretary at or before the meeting a written notice of revocation bearing a later date than the proxy, or

- attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute revocation of a proxy),

Any written notice revoking a proxy should be delivered to Ms. Susan Hauke, secretary, at W239 N1700 Busse Road, Waukesha, Wisconsin 53188-1160.

ELECTION OF DIRECTORS

         The annual meeting will be held on Thursday, May 25, 2000, the shareholders will be entitled to elect one Class III director for a term expiring in 2003. The directors are divided into three classes having staggered terms of three years. The nominee for election as a Class III director is Donald
E. Sydow, who is an incumbent director. We have no knowledge that Mr. Sydow will refuse or be unable to serve, but if he becomes unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

         Set forth below is information concerning Mr. Sydow and for the other directors whose terms of office will continue after the meeting, including the age, year first elected a director and business experience of each during the previous five years. Mr. Sydow, if elected at the annual meeting will serve as a Class III director for a three year term expiring in 2003. The board of directors recommends that shareholders vote FOR Mr. Sydow.

                                    NOMINEES

                                         PRESENT POSITION                                      DIRECTOR OF
                                         INVESTORSBANCORP                                      INVESTORSBANCORP AND
NAME AND AGE                             AND INVESTORSBANK                                     INVESTORSBANK
------------                             -----------------                                     -------------
CLASS III
---------
(Term Expires 2003)

Donald E. Sydow                          Director of InvestorsBancorp and InvestorsBank                1997
(Age 64)

                                             CONTINUING DIRECTORS

CLASS I
-------
(Term Expires 2001)

George R. Schonath                       Director, president and chief executive officer of            1997
(Age 59)                                 InvestorsBancorp and InvestorsBank

Jon McGlocklin                           Director, senior vice president of InvestorsBancorp           1997
(Age 56)                                 and InvestorsBank

CLASS II
--------
(Term Expires 2002)

Donald L. Menefee                        Director of InvestorsBancorp and InvestorsBank                1999
(Age 58)

Terry L. Mather                          Director of InvestorsBancorp and InvestorsBank                1997
(Age 57)

         All of our directors will hold office for the terms indicated, or until their respective successors are duly elected and qualified. There are no arrangements or understandings between InvestorsBancorp and any other person pursuant to which any of our directors have been selected for their respective positions.

BIOGRAPHICAL DATA

         The principal occupation of each director is set forth below. Each director has held his present position for at least five years unless otherwise indicated.

         TERRY L. MATHER has been a partner of Critical Solutions, Inc., a business consulting firm headquartered in Milwaukee, Wisconsin, since 1992.

         JON MCGLOCKLIN has been a senior vice president of InvestorsBancorp and InvestorsBank since they were established in 1997. He has also served as president of Healy Manufacturing, Inc., Menomonee Falls, Wisconsin, since 1997, and as an announcer for the Milwaukee Bucks since 1976. In July 1997, Mr. McGlocklin was appointed senior vice president of Bando McGlocklin Capital Corporation. Until July 1997, he served as a director (since 1980) and president (since 1991) of Bando McGlocklin Capital Corporation.

         DONALD L. MENEFEE has been the president and chief executive officer of Silent Partners, a management consulting firm based in Door County, Wisconsin, since he founded the company in 1996. He has 32 years of banking experience focused on marketing and strategic planning for banks in Illinois, Wisconsin, and Arizona. From 1994 to 1996, Mr. Menefee served in various capacities with Johnson International, Inc., Racine, Wisconsin, including director of corporate marketing and president of private banking, as well as president and chairman of both Biltmore Investors Bancorp, Phoenix, Arizona, and Johnson Asset Management Company, Milwaukee, Wisconsin.

         GEORGE R. SCHONATH has been the president and chief executive officer of InvestorsBancorp and InvestorsBank since they were established in 1997. In July 1997, Mr. Schonath was appointed president of Bando McGlocklin Capital Corporation, and also currently serves as its chief executive officer (since
1983). Until July 1997, he served as a director (since 1980) and chairman of the board (since 1983) of Bando McGlocklin Capital Corporation.

         DONALD E. SYDOW has been the president of Oconomowoc Manufacturing Corp., a ball-bearing manufacturer located in Oconomowoc, Wisconsin, since 1982.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         During 1999, the board of directors of InvestorsBancorp and InvestorsBank each held four meetings. No director attended fewer than 75% of the total number of meetings of the board of directors of InvestorsBancorp or InvestorsBank held during 1999. InvestorsBancorp's board of directors has appointed an audit and finance committee and a compensation committee.

         The audit and finance committee consists of Messrs. Mather, Menefee and Sydow. The audit and finance committee reviews audit reports and related matters to ensure effective compliance with regulations and internal policies and procedures. This committee also recommends to the board the accounting firm to perform InvestorsBancorp's and InvestorsBank's annual audit and acts as the liaison between the auditors and the board. The committee also is responsible for reviewing, approving and recommending to the board financial policies and strategies of InvestorsBank and significant expenditures proposed to be made by InvestorsBancorp or InvestorsBank. During 1999, the audit and finance committee did not meet.

         The compensation committee consists of Messrs. Mather, Menefee and Sydow. The compensation committee meets to review the performance, salary and other compensation of the chief executive officer, officers of InvestorsBancorp and make recommendations to the board with respect to stock options and other incentive awards. During 1999, the compensation committee met four times.

COMPENSATION OF DIRECTORS

         Directors of InvestorsBancorp who are not also officers received an annual fee of $5,000 and $7,500 for 1999 and 2000, respectively, as well as $750 for each board or committee meeting attended. Directors who are also officers of InvestorsBancorp do not receive additional compensation for their service as directors of InvestorsBancorp.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of our common stock at February 29, 2000, by each person known by us to be the beneficial owner of more than five percent of the outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table below, and by all directors and executive officers of InvestorsBancorp as a group.

Name of Individual and                      Amount and Nature of                    Percent
Number of Persons in Group                 Beneficial Ownership(1)                  of Class
--------------------------                 -----------------------                  --------
DIRECTORS AND 5% SHAREHOLDERS
Terry L. Mather                                         --                             *
Jon McGlocklin                                      35,295(2)                          3.4%
Donald L. Menefee                                      325                             *
George R. Schonath                                 407,958(3)                         35.2%
Donald E. Sydow                                      4,201                             *
ALL DIRECTORS AND EXECUTIVE OFFICERS               466,002(4)                         40.0%
AS A GROUP (9 persons)

--------------------------------

*        Less than one percent.


(1) Information contained in this column is based upon information furnished to us by the persons named above and the members of the designated group, except as set forth in the footnotes below. The nature of beneficial ownership for shares shown in this column is sole voting and investment power, except as set forth in the footnotes below. Inclusion of shares shall not constitute an admission of beneficial ownership or voting and investment power over included shares. Pursuant to the rules and regulations of the Securities and Exchange Commission and the Securities Exchange Act of 1934, as amended, share amounts include shares obtainable through the exercise of stock options or warrants within 60 days of the date of the information contained in this table.

(2) Includes 10,597 shares over which Mr. McGlocklin shares voting and investment power with his spouse.

(3) Includes 105,000 shares obtainable through the exercise of warrants, over which shares Mr. Schonath has voting and sole investment power, 4,150 shares obtainable through the exercise of stock options, 2,088 shares over which Mr. Schonath shares voting and investment power with his spouse or children and 17,850 shares held by Lake Country Investments, LLC, a limited liability company, over which Mr. Schonath has voting and investment power. Excludes 70,350 shares held in irrevocable trusts for the benefit of his daughters and 1,100 shares held directly by his daughter.

(4) Includes 113,925 shares obtainable through the exercise of options or warrants. Excludes shares held for other employees by our 401(K) plan, for which Mr. Schonath is a co-trustee and may be deemed to have shared voting power.

         Section 16(a) of the Exchange Act requires InvestorsBancorp executive officers and directors and persons who own more than 10% of the common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the exchange on which the shares of common stock are traded. Such persons are also required to furnish us with copies of all
Section 16(a) forms they file. Based solely upon our review of these forms and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for the 1999 fiscal year, we are not aware that any of our directors and executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during 1999.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the compensation paid or granted by InvestorsBancorp or InvestorsBank to our chief executive officer since our inception, and to each of our other executive officers whose aggregate salary and bonus exceeded $100,000.

--------------------------------------------------------------------------------------------------------------------

                                               SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------

                                            Annual Compensation              Long-Term Compensation
                                                                                     Awards
--------------------------------------------------------------------------------------------------------------------

          (a)              (b)        (c)         (d)            (e)          (f)          (g)             (h)
                                                            Other Annual   Restricted   Securities      All Other
        Name and                                            Compensation     Stock      Underlying    Compensation
        Position           Year    Salary($)    Bonus($)         ($)       Award($)  Options/SARs(#)       ($)
--------------------------------------------------------------------------------------------------------------------
George R. Schonath,        1999    $ 140,000    $ 6,083       $      ---     $ ---         ---          $46,599(2)
president and chief        1998      100,000        ---              ---       ---         ---           26,108(2)
executive officer(1)       1997       31,250        ---              ---       ---         ---           10,047(2)
--------------------------------------------------------------------------------------------------------------------

Scott J. Russell,          1999    $ 110,000    $ 6,083              ---       ---         ---          $ 5,804(3)
senior vice president      1998      107,500      5,000              ---       ---         ---            5,625(3)
--------------------------------------------------------------------------------------------------------------------

Joel C. Obermeier,         1999    $ 110,000    $17,083              ---       ---         ---          $ 6,354(3)
senior vice president      1998      107,500      5,000              ---       ---         ---            5,625(3)
--------------------------------------------------------------------------------------------------------------------


(1) Amounts paid are net of the amount reimbursed by Bando McGlocklin Capital Corporation pursuant to the Management Services and Allocation of Expenses Agreement. Under this Agreement, 56.25% of Mr. Schonath's 1999, and 62.26% of his 1998 and 1997 salary paid by Bando McGlocklin Capital Corporation. Salary for 1997 was for the period from the opening of InvestorsBank, September 8, 1997, to the end of the year. Also included are amounts deferred under our 401(k) plan.


(2) Represents InvestorsBank's contribution for supplemental retirement benefits and contributions to our 401(k) plan.

(3)  Represents InvestorsBank's 5% contribution to our 401(k) plan.


STOCK OPTIONS

         None of the executive officers of InvestorsBancorp listed in the summary compensation table received any grant of stock options during 1999. However, the total options outstanding increased by 5% due to a 5% stock dividend as of December 31, 1999.

         The following table sets forth certain information concerning the stock options at December 31, 1999 held by the named executive officers. No stock options were exercised during 1999.

----------------------------------------------------------------------------------------------------------------------

                           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END
                                                  OPTION/SAR VALUES
----------------------------------------------------------------------------------------------------------------------


                              Shares                       Number of Securities
                             Acquired                     Underlying Unexercised         Value of Unexercised In-
                                on          Value         Options/SARs at FY-End          the-Money Options/SARs
           Name              Exercise      Realized               (#)(d)                     at FY-End ($)(e)
           (a)                (#)(b)        ($)(c)     Exercisable   Unexercisable     Exercisable    Unexercisable
----------------------------------------------------------------------------------------------------------------------
George R. Schonath              ---         $  ---           ---           ---           $     ---      $    ---
----------------------------------------------------------------------------------------------------------------------

Scott J. Russell                ---            ---         1,312         1,313                 ---           ---
----------------------------------------------------------------------------------------------------------------------

Joel C. Obermeier               ---            ---           525         2,100                 ---           ---
----------------------------------------------------------------------------------------------------------------------


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 1999, the full board of directors considered and approved the compensation packages of the employees of InvestorsBancorp and InvestorsBank. None of these individuals is an officer or employee during 1999, except for Messrs. McGlocklin and Schonath, and none of these individuals is a former officer or employee of InvestorsBancorp or its subsidiaries. Messrs. McGlocklin and Schonath do not participate in decisions regarding their respective compensation. Messrs. McGlocklin and Schonath were directors of Bando McGlocklin Capital Corporation prior to the distribution by Bando McGlocklin Capital Corporation and its shareholders of all of its shares of InvestorsBancorp.

                          TRANSACTIONS WITH MANAGEMENT

         Directors and officers of InvestorsBancorp and InvestorsBank, and their associates, were customers of and had transactions with InvestorsBancorp and InvestorsBank during 1999. InvestorsBank and Bando McGlocklin Capital Corporation also purchase loan participations from each other from time to time and, pursuant to a management services and allocation of expenses agreement, InvestorsBank performs certain loan servicing and administration services to Bando McGlocklin Capital Corporation. Additional transactions may be expected to take place in the future.

         All outstanding loans, commitments to loan, transactions in repurchase agreements and certificates of deposit and depository and loan participation and servicing relationships, in the opinion of management, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. InvestorsBank received an aggregate of $872,201 in loan servicing and administration fees from Bando McGlocklin Capital Corporation in 1999. InvestorsBancorp and InvestorsBank also lease space for their main offices from Bando McGlocklin Capital Corporation. The annual rent under the lease, including real estate taxes, utilities and furnishings, is approximately $110,000, which represents a pro rata share of Bando McGlocklin Capital Corporation's occupancy expense. InvestorsBancorp believes the terms of the lease with Bando McGlocklin Capital Corporation are on substantially the same terms and conditions as could be obtained from unrelated third parties.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The board of directors has appointed Virchow, Krause & Company LLP, independent accountants, to be our auditors for the fiscal year ending December 31, 2000, and recommends that the shareholders ratify the appointment. A representative of Virchow, Krause & Company LLP is expected to attend the annual meeting and be available to respond to appropriate questions and make a statement if he or she so desires. If the appointment is not ratified, the matter of the appointment of auditors will be considered by our board of directors.

         In connection with the audit of our financial statements from September 3, 1997 through December 31, 1999, there were no unresolved issues, scope restrictions, unanswered questions or disagreements with Virchow, Krause & Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Virchow, Krause & Company LLP, would have caused Virchow, Krause & Company LLP to make reference to the matter in their report, and Virchow, Krause & Company LLP did not advise us that any of the events described in Item 304 (a)(1)(iv)(B) of Regulation S-B had occurred.

         During our fiscal year ended December 31, 1999, we (or anyone on our behalf) did not consult Virchow, Krause & Company LLP regarding any matter that was either the subject of disagreement or a reportable event.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF VIRCHOW, KRAUSE & COMPANY LLP.

                              SHAREHOLDER PROPOSALS

         Any proposals of shareholders intended to be presented at the 2001 annual meeting of shareholders must be received by our corporate secretary at our principal executive offices at W239 N1700 Busse Road, Waukesha, Wisconsin 53188-1160, on or before December 8, 2000, to be considered for inclusion in the proxy statement and proxy relating to such meeting. In order to be presented at the 2001 annual meeting of shareholders, proposals must also comply with Article II, Section 2.15, of our bylaws.

                                  OTHER MATTERS

         The board of directors is not aware of any business to come before the meeting other than those matters described above in this proxy statement. However, if any other matter should properly come before the meeting, holders of the proxies will act in accordance with their best judgment. We will bear the cost of solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, directors, officers and regular employees of InvestorsBancorp and/or InvestorsBank may solicit proxies personally or by telegraph or telephone without additional compensation.



                            BY ORDER OF THE BOARD OF DIRECTORS



                            George R. Schonath
                            President and Chief Executive Officer


Pewaukee, Wisconsin
April 4, 2000